Exhibit (a)(1)(E)

BIOGEN IDEC INC.

OFFER TO PURCHASE FOR CASH BY
BIOGEN IDEC INC.
UP TO 56,603,773 SHARES OF ITS COMMON STOCK
(INCLUDING ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
AT A PURCHASE PRICE NOT LESS THAN $47.00 PER SHARE NOR GREATER THAN $53.00 PER SHARE

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON JUNE 26, 2007, UNLESS THE OFFER IS EXTENDED.

May 30, 2007

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated May 30, 2007, and the related letter of transmittal in connection with the offer by Biogen Idec Inc., a Delaware corporation (“Biogen Idec”), to purchase for cash up to 56,603,773 shares of its common stock, $0.0005 par value per share (including associated preferred stock purchase rights), at a price not less than $47.00 per share nor greater than $53.00 per share, net to the seller in cash, without interest.

Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, Biogen Idec will select the lowest purchase price between $47.00 and $53.00 net per share in cash, without interest, that will allow it to purchase 56,603,773 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

Biogen Idec’s offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated May 30, 2007, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of “odd lot” priority, the proration and conditional tender provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 56,603,773 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Biogen Idec’s expense promptly following the expiration date.

Biogen Idec reserves the right, in its sole discretion, to purchase more than 56,603,773 shares pursuant to the offer, subject to applicable law.

Upon the terms and subject to the conditions of Biogen Idec’s offer, if more than 56,603,773 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Biogen Idec will purchase, subject to the conditional tender procedures described in Sections 1 and 2 of the offer to purchase, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis disregarding fractional shares, except for “odd lots” which will be purchased on a priority basis.

A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. We are sending you the letter of transmittal for your information only; you cannot use it to tender your shares held by us for your account.

Accordingly, please use the attached “instruction form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1. You may tender shares at prices not less than $47.00 per share nor in excess of $53.00 per share as indicated in the attached instruction form, net to you in cash, without interest.

2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to various other conditions described in the offer to purchase.

4. The offer, withdrawal rights and proration period will expire at 12:00 midnight New York City time, on June 26, 2007, unless the offer is extended.

5. The offer is for up to 56,603,773 shares. These shares constitute approximately 16% of the number of currently outstanding shares.

6. Tendering shareholders who are registered shareholders or who tender their shares directly to Computershare Shareholder Services, Inc., as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the offer to purchase and the letter of transmittal, stock transfer taxes on Biogen Idec’s purchase of shares under the offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate instruction form for each price at which you wish to tender each portion of your shares. We must submit separate letters of transmittal on your behalf for each price.

8. The board of directors of Biogen Idec has approved the offer. However, none of Biogen Idec, its subsidiaries, its board of directors, the dealer manager or the information agent makes any recommendation to shareholders as to whether to tender or not to tender shares in the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained in the offer to purchase and in the letter of transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by Biogen Idec, its board of directors, or any Biogen Idec director or officer.

9. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached instruction form.

Please forward your instruction form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

The offer is being made solely under the offer to purchase and the related letter of transmittal and is being made to all record holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction.

Very truly yours,

Biogen Idec Inc.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF BIOGEN IDEC INC.

By signing this instruction form you acknowledge receipt of our letter and the enclosed offer to purchase, dated May 30, 2007, and the related letter of transmittal in connection with the offer by Biogen Idec Inc., a Delaware corporation (“Biogen Idec”), to purchase shares of its common stock, $0.0005 par value per share (including associated preferred stock purchase rights). Biogen Idec is offering to purchase up to 56,603,773 shares at a price not less than $47.00 per share nor greater than $53.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. Biogen Idec’s offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

This will instruct us to tender to Biogen Idec, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

Number of shares to be tendered:           shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

PRICE AT WHICH YOU ARE TENDERING
(See instruction 5 to the Letter of Transmittal)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under “SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER,” you are tendering shares at the price checked. This action would result in none of your shares being purchased if the purchase price selected by Biogen Idec for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate instruction form for each price. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $47.00	☐ $48.25	☐ $49.25	☐ $50.25	☐ $51.25	☐ $52.25
☐ $47.25	☐ $48.50	☐ $49.50	☐ $50.50	☐ $51.50	☐ $52.50
☐ $47.50	☐ $48.75	☐ $49.75	☐ $50.75	☐ $51.75	☐ $52.75
☐ $47.75	☐ $49.00	☐ $50.00	☐ $51.00	☐ $52.00	☐ $53.00
☐ $48.00

OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER:

☐	By checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, you are tendering shares and are willing to accept the purchase price selected by Biogen Idec in accordance with the terms of its offer. This action will maximize the chance of having Biogen Idec purchase your shares (subject to the possibility of proration). Note that this will result in your shares having been tendered at $47.00 for purposes of determining the purchase price and could result in your receiving a price per share as low as $47.00.

ODD LOTS

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned either (check one box):

☐	is the beneficial or record owner of fewer than 100 shares in the aggregate, all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of fewer than 100 shares in the aggregate and is tendering all of the shares.

In addition, the undersigned is tendering shares either (check one box):

☐	at the Purchase Price, as the same will be determined by Biogen Idec in accordance with the terms of the offer (persons checking this box need not indicate the price per share above); or

☐	at the price per share indicated in the section captioned “SHARES TENDERED AT A PRICE DETERMINED BY YOU.”

CONDITIONAL TENDER
(See instruction 14 to the Letter of Transmittal)

You may condition your tender of shares on Biogen Idec purchasing a specified minimum number of your tendered shares, as described in Section 1 of the offer to purchase. Unless the minimum number of shares you indicate below is purchased by Biogen Idec in its offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, Biogen Idec may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

☐	The tendered shares represent all shares held by me.

The method of delivery of this document is at the option and risk of the tendering shareholder. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery.

SIGN HERE:

Signature(s): _ _

Print Name(s): _ _

Address(es): _ _

Area Code and Telephone Number: _ _

Taxpayer Identification or Social Security Number: _ _

Date: _ _

My Account Number With You: _ _

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